Exhibit 4.34

AMENDMENT AND NOVATION OF LETTER OF AGREEMENT

THIS AMENDMENT AND NOVATION OF LETTER OF AGREEMENT (this “Novation Agreement”) is made and effective as of May 1, 2014 (the “Effective Date”), by and among: NetEase, Inc. (formerly known as NetEase.com, Inc., “NetEase”), William Lei Ding (“William”), Bo Ding (“Bo”) and Xiaojun Hui (“Xiaojun”).  Unless otherwise defined, capitalized terms used herein shall have the meaning assigned to them in the Letter of Agreement (as defined below).

WHEREAS, NetEase, William and Bo are parties to the Letter of Agreement, dated June 6, 2000, as supplemented on May 17, 2004, July 15, 2004 and July 20, 2004 (the “Letter of Agreement”), under which, among other things, William and Bo, collectively being shareholders of NetEase and the ultimate shareholders of both Guangzhou NetEase Computer System Co., Ltd. (“Guangzhou NetEase”) and Beijing Guangyitong Advertising Co., Ltd. (“Guangyitong”, of which Guangzhou NetEase is the direct majority shareholder), agree that any amendments to certain agreements are subject to the approval by the vote of a majority of the Board of Directors of NetEase (the “Board”) excluding William;

WHEREAS, prior to or on the date of this Novation Agreement, Bo has transferred 9% of the equity interests in Guangzhou NetEase to William, 1% of the equity interests in Guangzhou NetEase to Xiaojun and 20% of the equity interests in Guangyitong to William (collectively, the “Equity Transfers”), upon the completion of which, (a) Bo has ceased to be a shareholder of Guangzhou NetEase and Guangyitong, (b) William holds 20% of the equity interests in Guangyitong and 99% of the equity interests in Guangzhou NetEase, which continues to own 80% of the equity interests in Guangyitong and (c) Xiaojun holds 1% of the equity interests in Guangzhou NetEase;

WHEREAS, in connection with the Equity Transfers, the parties have agreed that Bo will be removed as a party to the Letter of Agreement, and desire to recognize William and Xiaojun as successors to Bo’s rights, obligations and liabilities under the Letter of Agreement and Xiaojun as a successor party to the Letter of Agreement; and

WHEREAS, the parties wish to memorialize the novation of Bo’s rights, obligations and liabilities under the Letter of Agreement to William (in the capacity of a shareholder of Guangzhou NetEase and a shareholder of Guangyitong) and Xiaojun (in the capacity of a shareholder of Guangzhou NetEase and an indirect shareholder of Guangyitong), respectively, and to amend the Letter of Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Novation and Transfer; Consent.  NetEase hereby consents and agrees to the assignment and transfer of the Letter of Agreement, including the transfer of all of Bo’s rights, obligations and liabilities thereunder, by Bo to: (a) William with respect to Bo’s rights, obligations and liabilities thereunder in his capacity as a shareholder of Guangzhou NetEase and a shareholder of Guangyitong and (b) Xiaojun with respect to Bo’s rights, obligations and liabilities thereunder in his capacity as a shareholder of Guangzhou NetEase and an indirect shareholder of Guangyitong, and NetEase hereby agrees that the substitute performance by William and Xiaojun in their respective aforesaid capacities under the Letter of Agreement constitutes a complete novation of all rights formerly owed to Bo and all obligations formerly owed by Bo under the Letter of Agreement.

2.                                      Assumption.

(a)         William hereby agrees to assume all obligations, liabilities and duties of Bo under the Letter of Agreement with respect to 9% of the equity interests in Guangzhou NetEase and as a direct shareholder of the Advertising Company with respect to the 20% of the equity interests in the Advertising Company and continue to be bound by and to perform the Letter of Agreement.

(b)         Xiaojun hereby agrees to be bound by and to perform the Letter of Agreement in accordance with the terms and conditions contained therein and assumes all obligations, liabilities and duties of Bo thereunder as a shareholder holding 1% of the equity interests in Guangzhou NetEase and an indirect shareholder of Guangyitong as if Xiaojun was an original party to the Letter of Agreement as of the Effective Date.

3.                                      Acceptance of Substitute Performance.  NetEase hereby agrees that, effective as of the Effective Date, it shall look solely to William and Xiaojun, as Bo’s respective successors in interest in and to the Letter of Agreement, for the performance of the obligations under the Letter of Agreement, without recourse to Bo should William and/or Xiaojun fail to perform in their respective capacities.

4.                                      Removal of Bo as a Party.  The parties hereby agree that Bo shall be removed as a party to the Letter of Agreement.

5.                                      Amendment to Letter of Agreement.  Section 1 of the Letter of Agreement shall be replaced in its entirety with the following:

“1.                                All changes to be made to any of the following documents (collectively the “NetEase Agreements”) shall be subject to the approval by vote of a majority of the Board of Directors of NetEase (the “Board”).

(a)                                 this Letter of Agreement, as amended and novated on May 1, 2014;

(b)                                 Shareholder Voting Rights Trust Agreement, among NetEase Beijing and other parties thereto, dated May 12, 2000, as amended and novated on May 1, 2014;

(c)                                  Operating Agreement, among NetEase Beijing, Guangyitong and other parties thereto, dated May 10, 2000, as amended and novated on   May 1, 2014;

(d)                                 Equity Pledge Agreement, between NetEase Beijing and Xiaojun Hui, dated May 1, 2014;

(e)                                  Loan Agreement, between NetEase Beijing and Xiaojun Hui, dated May 1, 2014; and

(f)                                   any and all other agreements to which NetEase, NetEase Beijing and/or their respective affiliates is a party on the one side and any of their variable interest entities and/or any of the shareholders of any such variable interest entities on the other side.”

6.                                      Miscellaneous.

(a)         Governing Law.  This Novation Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

(b)         Entire Agreement. All terms and conditions of the Letter of Agreement other than those that have been novated and amended by this Novation Agreement shall remain unchanged, and this Novation Agreement, together with the Letter of Agreement, constitutes the entire agreement among the Parties relating to the subject matters hereof.

(c)          Counterparts.  This Novation Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, this Novation Agreement has been executed by the parties effective as of the date first set forth above.

NetEase, Inc. (seal)

		By:	/s/ William Lei Ding
Name:
Title:

William Lei Ding

/s/ William Lei Ding

Bo Ding

/s/ Bo Ding

Xiaojun Hui

/s/ Xiaojun Hui

Acknowledged and agreed to:

NetEase Information Technology (Beijing) Co., Ltd. (seal)

By:	/s/ William Lei Ding
Name:
Title:

Guangzhou NetEase Computer System Co., Ltd. (seal)

By:	/s/ William Lei Ding
Name:
Title:

Beijing Guangyitong Advertising Co., Ltd. (seal)

By:	/s/ William Lei Ding
Name:
Title: